Immune Design Appoints Susan L. Kelley, M.D. to Board of Directors

SEATTLE and SOUTH SAN FRANCISCO, June 16, 2016 -- Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on cancer, today announced the appointment of Susan L. Kelley, M.D. to the Company’s Board of Directors.

Dr. Kelley has more than 25 years’ experience in oncology and immunology drug development. She currently serves as independent consultant to the pharmaceutical and biotechnology industries in the field of oncology drug development and holds positions on the boards of directors of several companies, including ArQule and Cerulean Pharma. From 2008 to 2011, Dr. Kelley served as Chief Medical Officer of the Multiple Myeloma Research Consortium and its sister organization, the Multiple Myeloma Research Foundation, where her leadership responsibilities included the strategic design and management of clinical trials conducted by a consortium of leading myeloma clinical research centers in North America.
“We are pleased to have Susan join our board and know her extensive drug development experience in the areas of immuno-oncology will be invaluable to the company as we continue to advance our leading immuno-oncology product candidates,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer at Immune Design.

Prior to the Multiple Myeloma Foundation, Dr. Kelley worked with Bayer Healthcare Pharmaceuticals and then Bayer-Schering Pharma from 2001 to 2008 as Vice President, Global Clinical Development and Therapeutic Area Head – Oncology.  She led the Bayer team responsible for the development and worldwide regulatory approval of Nexavar® (sorafenib) in kidney cancer and liver cancer. From 1987 to 2001, she worked with Bristol-Myers Squibb in Oncology and Immunology drug development. Dr. Kelley received an M.D. from Duke University School of Medicine.

“I believe that Immune Design is developing novel immuno-oncology approaches that may hold significant potential to improve the treatment paradigm for cancer,” said Dr. Kelley. “In addition, I look forward to working with such an experienced Board and management team to help guide future advancements.”

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVexTM and GLAASTM. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

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